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Exhibit 8.1

[Shearman & Sterling Letterhead]

August 2, 2002

Key Production Company, Inc.
707 Seventeenth Street
Suite 3300
Denver, CO 80202

Dear Sirs:

        We have acted as United States special tax counsel to Key Production Company, Inc., a Delaware corporation ("Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of a Registration Statement on Form S-4 (Registration No. 333-87948) on May 9, 2002, Amendment No. 1 thereto filed with the Commission on July 1, 2002 and Amendment No. 2 thereto filed with the Commission on August 2, 2002 (such Registration Statement, as so amended, herein called the "Registration Statement") which Registration Statement includes a proxy statement/prospectus (the "Proxy Statement/Prospectus"). Capitalized terms not defined herein have the meaning ascribed to such terms in the Registration Statement. In connection with rendering our opinion, we have reviewed the Registration Statement (including the Exhibits thereto) and such other documents and corporate records as we have deemed necessary or appropriate as a basis therefor.

        On the basis of the foregoing, in reliance thereon and subject thereto, the discussion under the caption "The Merger—Material United States Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus constitutes our opinion as to the material United States federal income tax consequences of the Merger to Company stockholders. The foregoing opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations (including proposed regulations) promulgated thereunder, judicial decisions, revenue rulings, revenue procedures and other administrative pronouncements, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, or different interpretations.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references made to us under the captions, "Summary—Material United States Federal Income Tax Consequences of the Merger," and "The Merger—Material United States Federal Income Tax Consequences of the Merger," in the Proxy Statement/Prospectus, insofar as they relate to statements of law or legal conclusions under the federal income tax laws of the United States or pertain to matters of United States federal income tax law. We further consent to the references made to us under the captions, "The Merger—Background of the Merger," and "Legal Matters" in the Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Shearman & Sterling

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  Exhibit 8.1